EXHIBIT 11.1

   AMDURA CORPORATION AND SUBSIDIARIES
   ___________________________________

   CALCULATION OF NET INCOME (LOSS) PER COMMON
   SHARE AND COMMON EQUIVALENT SHARE
   (Unaudited)
   (In Thousands, Except Per Share Amounts)
   ________________________________________
                                            Quarter Ended      Nine Months Ended
                                            September 30,         September 30,
                                          ________________      ________________
                                            1994      1993       1994      1993
                                           ______    ______     ______    ______
   Net Income (Loss) Applicable to
      Common Stock:

        Net income (loss)                  $  (652)  $   526    $   521   $ 2,409

        Less: Dividend requirements on
            Series B Preferred Stock            54                  108
                                           ________  ________   ________  ________


        Net income (loss) applicable to
          common stock                     $  (706)  $   526    $   413   $ 2,409
                                           ________  ________   ________  ________


   Average Number of Common and Common
      Equivalent Shares Outstanding:

      Average common shares outstanding     24,457    23,426     24,565    16,182

      Add:  Average common equivalent
          shares outstanding:

          Shares available upon conversion
            of Preferred Stock:
              Series A                                1,040                 8,284
              Series B                       2,151                  966

          Shares available upon exercise
            of warrants                        190       220         30       366

          Shares available upon exercise
            of stock options                             176         44       388
                                           ________  ________   ________  ________

      Average common and common
        equivalent shares outstanding       26,798    24,862     25,605    25,220
                                           ________  ________   ________  ________

   Net income (loss) per common share and
      common equivalent share              $  (.03)  $   .02    $   .02   $   .10
                                           ________  ________   ________  ________